OFFERING CIRCULAR DATED JULY 19, 2021

Revival AI Inc.

20,000,000 Shares of Class B Non-Voting Common Stock

Minimum purchase: 100 Shares ($100)

We are offering up to 20,000,000 shares of common stock on a “best efforts” basis at a price of $1.00 per share. There is no minimum amount the Company must receive before closing on any funds in this Offering, which may be done on a rolling basis. The offering will terminate at the earlier of (1) the date at which the maximum offering amount has been sold, (2) the date that is three years from the original qualification date of this offering, or (3) that date at which the offering is earlier terminated by the company at its sole discretion. At least every 12 months after the offering has been qualified by the United States Securities and Exchange Commission, the company will file a post-qualification amendment to include the company’s recent financial statements. See “Plan of Distribution” and “Securities Being Offered” for a description of our capital stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

There is currently no trading market for our common stock, and none is expected to be established.

These are speculative securities. Investing in our shares involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 4.

	Number of Shares	Price to Public	Underwriting discount and commissions(1)	Proceeds to issuer (2)
Per share:	1	$1.00	$0.01	$0.99
Total Maximum:	20,000,000	$20,000,000	$210,000	$19,790,000

(1)	We have engaged Entoro Securities, LLC as broker-dealer of record of this offering. Entoro Securities, LLC will charge as its fee 1% of the gross offering proceeds raised plus $20,000.
(2)	Does not include other fixed expenses of the offering, estimated to be $72,500 maximum offering amount, which includes legal, accounting, EDGAR document conversion, and costs of blue sky compliance. The Company anticipates additional expenses for marketing this offering identified under “Use of Proceeds” below.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

We are providing the disclosure in the offering circular format prescribed by Part II of Form 1-A.

10940 S Parker Rd, #872, Parker, Colorado 80134

(720) 600-7121 www.revivalai.com

Sales of these securities commenced on March 19, 2021

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OFFERING SUMMARY

The following summary highlights selected information contained in this offering circular. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this offering circular, including, but not limited to, the risk factors beginning on page 4. References to “we,” “us,” “our,” or the “company” mean Revival AI Inc.

Our Company

Revival AI Inc. (“Revival” or the “Company”) is designing artificial intelligence-driven, auto-customizing technology that enables the total customization of a single Bible. The customization includes interior features such as page layout, text font and size, translation selection, study and devotional tools, creeds, additional note pages, and genealogy. The customization also includes exterior features such as cover material and color, laser or gilding of images and custom text, as well as ribbon selection, gilding, and art gilding in a variety of colors. Further, Revival AI will be utilizing the most advanced, commercial digital printing technologies to produce high-quality, custom Bibles. Once off the press and smyth-sewn, each book block will proceed into our autonomous, 20-step, proprietary finishing solution. At the same time that the book block is being printed and finished, each cover is assembled and customized via robotic arms, lasers and ultra-sonic technology. Once the book block and cover are complete, the system assembles the Bible, wraps it in protective paper, and places it in a Revival AI or other branded box. Finally, each Bible box is then bubble-wrapped, placed into an addressed shipping box, and stacked on a pallet for shipment.

Using this patented, as well as patent-pending technology, Revival plans to print and ship custom Bibles direct to consumer and white label the technology for Christian publishers. To optimize and facilitate the compute power and storage associated with Revival AI’s operation, the company intends to maintain its own air-cooled, energy-efficient servers. We intend to reduce or offset the carbon footprint from the facility through by incorporating a hybrid energy solution, such as a Tesla solar roof and Megapack.

Originally organized as a Colorado limited liability company on January 29, 2018, the Company converted into a corporation on August 21, 2020 (the “Conversion”).

This Offering

Securities offered	Maximum of 20,000,000 shares of Class B Non-Voting common stock ($20,000,000)

Common stock outstanding before the offering	31,500,000 shares of Class A Voting common stock 3,500,000 shares of Class B Non-Voting common stock

Common stock outstanding after the offering	31,500,000 shares of Class A Voting common stock 23,500,000 shares of Class B Non-Voting common stock if maximum offering is sold

Use of proceeds	The net proceeds of this offering will be used primarily to (1) purchase the land for and construct the printing and binding facility; (2) purchase the necessary equipment to commence commercial printing operations; (3) purchase pre-launch inventory of supplies for printing and shipping; (4) engage in a marketing campaign; (5) purchase energy-efficient servers for computing and storage; and (6) provide working capital.

Risk factors	Investing in our shares involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this offering circular.

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RISK FACTORS

An investment in our shares involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below, together with the cautionary statement that follows this section and the other information included in this offering circular, before purchasing our shares in this offering. If one or more of the possibilities described as risks below actually occur, our operating results and financial condition would likely suffer and the trading price, if any, of our shares could fall, causing you to lose some or all of your investment. The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

Risks Related to our Business and Industry

We have a limited operating history and have not yet generated any revenues.

Our limited operating history makes evaluating the business and future prospects difficult, and may increase the risk of your investment. Revival was formed in January 2018 initially as a limited liability company and we have not yet completed our technology that will be used to produce customized Bibles. To date, we have no revenues. We intend in the longer term to derive substantial revenues from the sales of customized Bibles. We estimate that approximately $17 million is needed to commence our proposed business. We cannot assure you that our technology platform will be developed successfully or that our proposed business will be profitable.

It is anticipated that we will likely experience an increased loss from operations prior to commencing pre-sales of custom Bibles.

For the fiscal year ended December 31, 2019, Revival generated a loss of $3,660, and for the fiscal year ended December 31, 2020, we generated a loss of $89,130, bringing our accumulated deficit to $92,790. We anticipate generating losses for the current fiscal year and the next fiscal year, until we begin taking pre-sales of custom Bibles. Pre-sales of custom Bibles will commence approximately two months prior to the grand opening of our printing and binding facility in the greater Dallas-Fort Worth, Texas area, which is anticipated to occur within one year of successfully raising funds in this offering.

As a pre-revenue company, we have no revenues to date and have been dependent upon our founders to contribute capital to finance our operations. Even if we are able to successfully develop our business, there can be no assurance that we will be commercially successful. If we are to achieve profitability, we must have a successful commercial introduction and acceptance of our custom-printing business, which could potentially not occur. However, with the broad application of our customizing software and finishing technology, including fiction and non-fiction works, Revival has a plan for a diverse product offering to offset the possible rejection of Revival’s technology, as applied to the Bible.

We expect to incur a loss for the current fiscal year as we:

●	complete enhancements of our fully functional software platform;

●	file a non-provisional patent application on our proprietary finishing machinery; and

●	engage in a marketing campaign for this Regulation A offering.

Because we will incur the costs and expenses from the Regulation A offering, patent fees, as well as the software and hardware design efforts currently underway before we receive any revenues with respect thereto, our loss for the 2021 fiscal year will be significantly greater than the losses we have incurred thus far. In addition, we may find that these efforts are more expensive than we currently anticipate. However, our owners, William and Kristin Robinson, have committed to contributing capital to propel Revival’s future. While this commitment is not in writing or guaranteed, it is noted that the Robinsons have contributed a total of approximately $340,000 subsequent to June 30, 2020.

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We may not be able to obtain adequate financing to continue our operations.

If we are only able to raise a quarter of the amount of funds we are seeking, we would be required to alter our proposed plan of operations, which would reduce the volume of Bibles that we could produce on a daily basis. In addition, we would be required to reduce the number of varieties of custom covers and materials initially offered, since we will not have the ability to make a bulk purchase from our international suppliers. With a limited ability to fulfill orders, wait times for custom Bibles may increase, which would reduce customer satisfaction. Further, if we raise only a quarter of the funds we are seeking, our marketing efforts will not be as robust and will impact the time required for market acceptance of our custom technologies. For these reasons, we are hopeful to reach the maximum offering. See “Use of Proceeds” below for additional details on how we intent to apply proceeds received in this Offering.

Terms of subsequent financings may adversely impact your investment.

Revival currently plans to rely solely on the proceeds from this offering and not engage in further rounds of equity financing. If we are successful in our reaching our Maximum Offering, all future expansion of Revival would be financed through proceeds of the Company. However, we may have to engage in debt or equity financing in the future. In such case, your rights and the value of your investment in the common stock could be reduced. Interest on debt securities could increase costs and negatively impact operating results. In addition, if we need to raise more equity capital from the sale of common stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment.

We face certain challenges in our attempt to launch our autonomous, custom Bible printing business, and if we cannot continue to successfully overcome those challenges the business may be negatively impacted.

Being a technology company that is revolutionizing the way that Bibles are designed and manufactured, we face technical challenges as we fine-tune these processes. Our software is fully functional and is currently undergoing enhancements to make the functionality more robust and the user experience improved, as we wait for funding for the hardware and facility to be complete. On the hardware side, we currently have a basic design of the custom Bible finishing machinery, which includes 40 unique machines fed from a dual-printer workflow. At the same time, our software developers are implementing processes to integrate our software platform with the finishing machinery. As a custom printer of Bibles, we face a variety of non-technical challenges in producing custom Bibles that a traditional book printer would not encounter including additional costs of developing and producing the necessary processes associated with “book of one” printing and finishing runs. In order to be successful, we must overcome these barriers or adapt to use one or more different solutions.

Our success with using Revival’s technology as applied to the Bible is contingent upon consumers’ willingness to continue to use hard-copy Bibles.

If we cannot develop sufficient market demand for custom-printed Bibles, we will be required to pivot and focus solely on building partnerships with publishers to produce licensed and public domain works in a custom format. Factors that may influence the acceptance of custom-printed Bibles include:

●	a general movement towards a secular society and a decline in Christianity;

●	the availability of electronic Bibles (though studies have consistently shown that readers overwhelmingly prefer a physical Bible over an electronic Bible); and

●	restrictions imposed by government on the free exercise of faith.

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Our success is highly dependent on our co-founders.

William and Kristin Robinson, the unpaid co-founders of the Company, are currently solely responsible for implementation of Revival’s business plan. At the moment, these responsibilities include ensuring that the custom Bible building software and the design for the custom Bible finishing machine will both be completed and perform as designed. Upon the successful completion of the offering, the Robinson’s will also be responsible for the acquisition of the land for, and construction of, the printing and binding facility, as well as the launch of a marketing campaign, although they will be working with real estate, construction and marketing experts.

As Revival’s success is highly dependent on William and Kristin Robinson’s vision being fulfilled, they have established a personal trust to ensure their plans for Revival continue to be executed in the event of their untimely deaths. This trust includes the hiring of new management for the continued success and growth of the Company. Transition in this circumstance would not be a substantial barrier, as the Robinson’s have already assembled an extensive team of experts working to ensure Revival’s success, including our machine-learning experts at Model Rocket, who have a vested interest in seeing its success as part-owners. In addition, in December of 2020, Seifert Technologies completed the initial design for the custom finishing machinery for Revival. Further, the Robinsons are working collaboratively with experts from various manufacturers of commercial printing equipment, as well as numerous leather, paper and glue suppliers.

If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished and our business may be adversely affected.

Revival relies and expects to continue to rely on patent protection laws to protect its proprietary rights. The Company has filed multiple patent applications in the United States and European Union for protection of certain aspects of its intellectual property, and currently holds one granted patent. However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may unreasonably challenge proprietary rights held by Revival, and pending and future patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we intend to operate in the future. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. In the unlikely case that the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our service and methods of operations. Any of these events could have an adverse effect on our business and financial results.

Risks Related to the Investment in our Common Stock

There currently is no public trading market for our securities and there are no plans to establish a trading market for the shares. A return on investment will only be through the receipt of dividends.

There is currently no public trading market for our common stock, and there are no plans to establish a trading market for the shares. Accordingly, investors in this offering may never recover their investment in the shares through the resale of their shares. However, if the Company should attain sufficient profitability, management intends to declare the payment of dividends.

The ownership of our common stock is concentrated among existing executive officers and directors.

Upon the sale of all of the shares offered in this offering, our executive officers and directors will continue to own beneficially, in the aggregate, a vast majority of the outstanding shares, and all of the voting power of the Company’s capital stock. As a result, they will be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, amendments to our Articles of Incorporation, and approval of significant corporate transactions. As evangelical Christians, the founders of the Company have deliberately maintained majority control to ensure that the vision and direction of the Company remain faithful to the Bible. This control could have the effect of delaying or preventing a change of control of the Company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.

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Investors in this offering will purchase shares without voting rights.

The shares being offered are shares of Class B Non-Voting Common Stock, and are not entitled to vote on any matters submitted to the shareholders for a vote. The co-founders of the Company own all of the issued and outstanding shares of Class A Voting Common Stock. The co-founders also comprise two of the four directors of the Company and the Company’s Bylaws provide that a majority of the board constitutes a quorum for the transaction of business at any meeting of the board of directors, but must include at least one of the co-founders. As a consequence, the co-founders exert a great deal of control over the management and operation of the Company and investors in this offering should understand that they have no right to elect a director of the Company.

Investors may experience dilution in the future if the Company issues additional units of membership interest.

The Company may, in the sole discretion of the Board of Directors, issue additional shares of capital stock in the Company to raise additional capital. Any such issuance would dilute the percentage interest of investors in our Company, including investors in this Offering.

Investors in this offering will experience immediate and substantial dilution.

Due to our accumulated deficit and the offering price of the shares, investors in this offering will experience immediate and substantial dilution of $0.64 per share or approximately 64% of the offering price of the shares if the maximum offering is sold. Further, if all of the shares offered hereby are sold, investors in this offering will own just over 36% of the then outstanding shares of common stock, but will have paid almost 99% of the total consideration for our outstanding shares. See “Dilution.”

Using a credit card to purchase shares may impact the return on your investment.

Investors in this offering have the option of paying for their investment with a credit card. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. These increased costs may reduce the return on your investment.

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DILUTION

If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this offering. Our net tangible book value as of December 31, 2020. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of our shares in this offering and the net tangible book value per share of our capital stock immediately afterwards. This represents an immediate increase of $0.25 per share of capital stock to existing shareholders and an immediate dilution of $0.74 per share of common stock to the new investors, or approximately 74% of the assumed initial public offering price of $1.00 per share. The following table illustrates this per share dilution based on three scenarios:

	$8 Million Offering	$12 Million Offering	$20 Million Offering
Initial price to public	$1.00	$1.00	$1.00
Net tangible book value per share as of December 31, 2020	$0.00	$0.00	$0.00
Increase in net tangible book value per share attributable to new investors	0.19	0.26	$0.36
As adjusted net tangible book value per share after this offering	0.19	0.26	$0.36
Dilution in net tangible book value per share to new investors	$0.81	$0.74	$0.64

The following table summarizes the differences between the existing shareholders and the new investors with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid on a maximum offering basis:

Maximum Offering:

	Shares Purchased		Total Contributions After Offering Expenses		Average Price Per
	Number	Percent	Amount	Percent	Share
Existing shareholders	35,000,000	63.6%	$368,637	1.8%	$0.01
New investors	20,000,000	36.3%	19,707,500	98.2%	$0.99
Total	55,000,000	100.0%	$20,076.137	100.0%	$0.37

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USE OF PROCEEDS

We estimate that, at a per share price of $1.00, the net proceeds from the sale of the 20,000,000 shares in this offering will be approximately $19,707,500, after deducting the fixed offering expenses, which includes legal, accounting, EDGAR document conversion, and costs of blue sky compliance, and commissions totalling approximately $292,500.

The net proceeds of this offering will be used primarily to (1) purchase the land for and construct the printing and binding facility; (2) purchase the necessary equipment to commence commercial printing operations; (3) purchase pre-launch inventory of supplies for printing and shipping; (4) engage in a marketing campaign; (5) purchase energy-efficient servers for computing and storage; and (6) provide working capital.

Below is an illustration of our anticipated use of proceeds based on three fundraising scenarios:

	$8 Million Offering		$12 Million Offering		$20 Million Offering
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Fixed offering expenses and commission	$172,500	2%	$217,500	2%	$292,500	1%
Marketing of the Offering and the Company generally	500,000	6%	650,000	5%	$2,600,000	13%
Purchase of land for printing and binding facility (1)	660,275	8%	810,500	7%	$2,500,000	13%
Construction of printing and binding facility (2)	1,200,000	15%	2,000,450	16.8%	$2,000,450	10%
Purchase of commercial digital printer (3)	2,075,000	26%	4,150,000	34.8%	$4,150,000	21%
Purchase of data servers	250,000	3%	350,000	3%	$4,000,000	20%
Purchase of paper un-winder, cutter and smyth sewer (4)	464,100	6%	928,200	7.8%	$928,200	5%
Purchase of custom finishing, cover-making and boxing machinery (5)	2,000,000	25%	2,000,000	16.7%	$2,000,000	10%
Pre-launch inventory of materials for printing and shipping (6)	500,000	6%	850,000	7.1%	$850,000	4%
Software enhancements	50,000	1%	70,000	1%	$70,000	0%
Working capital (7)	128,124	2%	73,350	1%	$608,850	3%
TOTAL	$8,000,000	100.0%	$12,000,000	100.0%	$20,000,000	100.0%

(1)	The location for a suitable property in the greater Dallas-Fort Worth, Texas area has not yet been identified, but research conducted by management indicates that the amount allocated for the land purchase is appropriate.
(2)	The Company proposes to construct a 33,000 square foot commercial steel building using Morton Buildings. No contract has been executed with Morton Buildings. The amounts shown are based on preliminary quotations.
(3)	The Company proposes to purchase one or two commercial digital printer(s).
(4)	The Company proposes to purchase one or two commercial unwinder(s) and buckle folder(s), as well as one or two commercial digital folding and book sewing machine(s).
(5)	Estimated cost of fabrication, robots, engineering services and software implementation.
(6)	Proposed inventory consists of paper, leather, binding materials and shipping supplies.
(7)	A portion of working capital may be used for officers’ salaries.

The foregoing information is an estimate based on our current business plan. We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so.

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BUSINESS

Corporate Background and General Overview

Based on the belief that the Bible publishing industry has failed to adapt its existing printing and finishing processes to more advanced technologies that can accommodate product customization and produce a higher-quality final product, William John Robinson and Kristin Nichol Robinson founded Revival AI Inc. (“Revival” or the “Company”). The Company is a cutting-edge, technology company that has redefined the future of Bible design and manufacturing. Utilizing artificial intelligence, machine-learning, and advanced robotics, Revival’s technology allows for the total customization and production of a single Bible. Features such as page layout, text font and size, translation selection, study and devotional tools, creeds, cover material and even unique laser or gilded cover designs can all be customized on the fly. Using this patented technology, Revival plans to print and ship custom Bibles worldwide. This technology may also be used for small printing runs that many commercial printing establishments will not accept.

The co-founders, William John Robinson and Kristin Nichol Robinson, first developed the concept in 2015 and filed an application for a patent (“Methods and systems for on-demand publishing of religious works”) on March 25, 2015 through their company, Narrow Gate Publishing LLC (application number 15/129,637). U.S. patent number 10,048,902 was issued on September 27, 2016.

With advances in machine learning and artificial intelligence in recent years, and the integration of said technology in the custom Bible builder, the Robinsons formed Revival AI LLC, a Colorado limited liability company, in January 2018 and transferred the patent to Revival AI LLC in 2018. The Company converted into a Colorado corporation on August 21, 2020 (the “Conversion”) to facilitate this offering.

A provisional patent application was filed on October 19, 2020, relating to the finishing machinery that will be used in the custom book process (“Book production system and method”).

Custom-printed Bibles

The Company has developed proprietary software and hardware that will enable customers to design and order a Bible customized to their specifications, as opposed to purchasing a Bible that has been pre-designed and mass-printed, as is currently the practice. The Company plans to construct an office/printing/finishing/shipping facility in the Denver-metropolitan area that will allow the printing, binding, and finishing of custom Bibles and books.

Interior customization options include:

●	Bible translation choice (including parallel options);
●	study or devotional notes;
●	type/size of font of numerous categories (title, header, sub-header, text, study notes, etc.);
●	format, such as single column or double column;
●	maps and artwork;
●	cross-references;
●	words of Christ in red; and
●	supplemental materials, such as prayers and creeds.

Exterior customization options include:

●	color and material of cover and liner;
●	color and number of ribbon markers;
●	customized, lasered text and images;
●	customized, gilded text and images;
●	page edge gilding type and color; and
●	art gilding.

The custom Bible building software as a minimally viable product is complete and is currently in phase 2 development by Model Rocket LLC. This phase of upgrades includes several product enhancements and is scheduled to be completed by September 30, 2021.

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The custom Bible finishing machine, which would allow the Bibles to be printed and bound in a fully-automated method, has completed the first and second phases of design by Seifert Technologies. The Company entered into an agreement with Seifert Technologies on September 3, 2020 to initiate an engineering study and phase one design of the Company’s custom binding machine, including the development of conceptual models of all necessary equipment to be utilized to manufacture a customized Bible. On October 21, 2020, the Company executed a change order authorization to enhance the automation capabilities, which increased the cost previously agreed to. As of December 31, 2020, phase 2 of development of the project, which includes several enhancements, has been completed.

The Company also plans to use its software and machinery to print other books such as the 1911 Encyclopedia Britannica, as well as other rare and collectible books that are no longer in print. It may also white label the technology to select publishing houses. This would allow third-party partners to custom-print and bind their works in a desirable gilded and Smyth-Sewn1 manner with a variety of cover options that are completely customizable.

The Market

A 2020 ranking shows that the Bible has been the best-selling book of all time, having sold 5 billion copies to date.1 A 2017 article reported that 100 million Bibles are printed each year, with 25% of them purchased by consumers in the United States each year.2

Significantly, approximately 91% of Bible users still prefer to use a print version of the Bible over digital alternatives3 and that 80% of consumers are more likely to do business with a company if it offers customization of its products.4

We plan to sell initially direct to consumer worldwide via the Company’s website (www.revivalai.com), and use professional advertising agencies to direct strategic market campaigns. Custom Bibles are anticipated to be priced from $30 to over $300, depending upon the customization selected by the customer. Using the direct to consumer model, we anticipate a 75% profit margin.

We also intend to engage in white labeling and licensing our software to Christian publishers, which will allow them to easily integrate their translations and content for direct to consumer sales. We will be offering attractive licensing options for these publishing houses, thereby enabling them to advertise their materials and have their customers purchase through their websites. Revival AI would fulfill and ship each custom, white-labeled order. Using this model, we anticipate a 52% profit margin.

In addition, our software and hardware technologies have applications in publishing outside of the Bible that Revival will pursue.

Intellectual Property

Patents. The Company owns U.S. patent number 10,048,902, issued on September 27, 2016, for “Methods and systems for on-demand publishing of religious works.” It also has a pending patent application in Europe. On October 19, 2020, we filed a provisional patent application for our printing/finishing/binding machinery. As advancements are made in Revival’s custom Bible technology, additional patent applications will be filed to protect the Company’s intellectual property.

Licensing. Revival has both public domain and licensed content available through the custom Bible builder. The Company has a publishing agreement established with DeDonato Enterprises dated October 18, 2019 for use of the “1599 Geneva Bible (GNV)” translation and derivative content, as well as with Iglesia Bautista Bíblica de la Gracia for use of the “La Valera 1602 Purificada” or 1602 Purified Bible translation dated January 13, 2020. The King James Bible is in the public domain worldwide, except for in the United Kingdom. Rights to The Authorized Version of the Bible (King James Bible) in the United Kingdom are vested in the Crown and administered by the Crown’s patentee, Cambridge University Press. Cambridge University Press has assured Revival permission upon paying a 3-year fee of 650GBP and signing a contract, which will be executed when the license is needed just prior to pre-sales.

Both publishing agreements grant the Company the non-exclusive right to publish the subject work in a customized form via the Company’s customizing interface in all forms globally during the full term of any applicable copyright and any renewals and extensions thereof. The Company has agreed to pay a royalty to the owners of the copyrighted works of up to a certain percentage of the Company’s gross revenues for books sold containing the works. The royalty is to be calculated based on the percentage of the final word count of the customized product and paid semi-annually. Both agreements are for initial terms of three years and automatically renew annually thereafter unless the Company or the owner of the work elects not to renew the agreement.

Competition

There are no direct competitors in the custom Bible market, as Revival’s technology is patented. We believe that the only way for a competitor to enter the custom Bible market is through a licensing or white label agreement with us, or by developing its own proprietary technology. In the Bible industry as a whole, we are competing for Bible sales with other Christian publishers. That said, once Christian publishers understand Revival’s technology, we are optimistic that they will embrace our custom Bible model – as it results in lower overhead, higher profits, fully satisfied customers, and is a “green” approach to publishing, since every Bible produced already has an owner.

1 Smyth Sewn binding is a technique that involves sewing the pages into the book physically with binding thread. Once sewn in, fabric backing and various adhesives reinforce the pages, ensuring a lasting hold. This technique is popular with books of all types because they lay completely flat and can endure years of wear and tear.

2 Source: The 10 Best-selling Books in History (https://www.alltopeverything.com/top-10-best-selling-books-of-all-time/)

3 Source: 29 Good Bible Sales Statistics (https://www.brandongaille.com/27-good-bible-sale-statistics/)

4 Source: State of the Bible 2017: Top Findings (https://www.barna.com/research/state-bible-2017-top-findings/)

5 Source: New Epsilon research indicates 80% of consumers are more likely to make a purchase when brands offer personalized experiences (https://www.us.epsilon.com/pressroom/new-epsilon-research-indicates-80-of-consumers-are-more-likely-to-make-a-purchase-when-brands-offer-personlized-experiences/)

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Employees

The Company’s co-founders, William and Kristin Robinson, are the only two employees and are not paid for their services.

Legal Proceedings

There are no legal proceedings material to our business or financial condition pending and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened.

Property

The Company is operated remotely and uses 10940 S Parker Road, #872, Parker, Colorado 80134, as its mailing address, which is leased on a month-to-month basis for $12 per month. Assuming the successful completion of the offering, the Company proposes to move to the greater Dallas-Fort Worth, Texas area due to the availability of highly trained engineers, lower real estate prices and fewer zoning regulations, as well as a more favorable political environment for a Bible-printing business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Since our organization in January 2018, we have been engaged primarily in developing the software platform that will enable us to print customized Bibles. Our planned principal operations have not yet commenced. We completed the development of our basic custom Bible interface. The second phase of development, which includes complex exterior customization features and significant interior enhancement is scheduled for completion in September 2021. We have also completed the phase one design of our custom binding machine and phase two developments.

Cash investment has totalled $413,637 from incorporation through December 31, 2020. Our co-founders intend to invest additional funds in 2021 towards marketing the Regulation A offering.

Operating Results

We have not yet generated any revenues and do not anticipate doing so until 2022 at the earliest.

Year Ended December 31, 2020 Compared to Years Ended December 31, 2019 and December 31, 2018. Operating expenses for the 2020 fiscal year were significantly about that of the 2019 fiscal year ($3,660) and 2018 fiscal year ($35), reflecting our increased activity. For 2019, most of the expenses were incurred for legal and professional services, as we established licensing agreements with DeDonato Enterprises and Iglesia Bautista Bíblica de la Gracia for their Bible translations. In 2020, our expenses as a result of legal and marketing expenses related to this Regulation A offering. In addition, we recorded $23,781 of expenses relating to the machine work prototyping, which is included under Legal and Professional Services.

As a result, our net loss for 2020 was $89,130, bringing our accumulated deficit to $92,825 as of December 31, 2020.

Liquidity and Capital Resources

December 31, 2020. As of December 31, 2020, we had cash and working capital of $157,317, as compared to cash and working capital of $39634 as of December 31, 2019. The increase in cash and working capital was due primarily to additional investments made by our co-founders of $295,800 in 2020.

December 31, 2019. As of December 31, 2019, we had cash and working capital of $39,634, as compared to cash and working capital of $65 as of December 31, 2018. The increase in cash and working capital was due primarily to additional investments made by our co-founders of $68,704 in 2019.

12

Plan of Operations

Following commencement of the offering, Revival will focus on advertising this offering through conservative channels. At the same time, the Company will continue to finalize work on the custom Bible software interface.

Upon successful completion of the offering, Revival will have sufficient cash to implement the plan of operations. The Company proposes to move to the greater Dallas-Fort Worth, Texas area, where it will identify suitable property on which to construct a building to house all of the operations of the Company, including space for servers and printing machinery. Concurrently, contracts will be established with various commercial digital printing equipment manufacturers. The estimated time for delivery and machinery installation is six months. In addition, local machine fabricators will begin fabricating the components of the custom finishing machinery, and the appropriate robotic equipment will be purchased. Revival intends to hire local engineers to work with local fabricators to implement the hardware and software required for custom Bible finishing in a “book of one” method. Approximately 30-60 days prior to launch, custom Bibles will be pre-sold on the revivalai.com website. The facility will have the capability to produce approximately 4,000 custom Bibles per day, depending on the page count of each Bible.

New Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize right-of-use assets and lease liability, initially measured at present value of the lease payments, on its balance sheet for leases with terms longer than 12 months and classified as either financing or operating leases. The new standard is effective for the Company’s reporting year starting from January 1, 2021.

The Company did not elect an early adoption option and has not analyzed the potential effect of adoption of this standard on its financial statements.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our directors, executive officers and significant employees, and their ages as of December 31, 2020, are as follows:

Name	Position	Age	Term of Office
Executive Officers:
William John Robinson III	Chief Visionary Officer	41	January 2018
Kristin Nichol Robinson	Chief Executive Officer, Principal Financial Officer and Principal Accounting Officer	40	January 2018

Directors:
William John Robinson III	Director	41	January 2018
Kristin Nichol Robinson	Director	41	January 2018
Rob Rodriguez	Director	42	August 2020
Jon Thies	Director	48	August 2020

All of our executive officers work full-time for us. Revival’s co-founders, William and Kristin Robinson, are husband and wife. Besides our founders, there are no family relationships between any other director or executive officer. During the past five years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses.

13

Executive Officers

William John Robinson III, Chief Visionary Officer and Director. Mr. Robinson has worked full-time since 2014 to develop the concept, business strategy, and corporate vision for the Company. From January 2014 to January 2018, he served as the chief executive officer of Narrow Gate Publishing, LLC, the entity that submitted and obtained the patent for the customization of religious works. Revival AI LLC was formed in January 2018, and the work continued under Revival AI. He has been the chief visionary officer of the Company since its inception in January 2018. Mr. Robinson has also served as the chief technology officer of the Robinsons’ faith-based marital products business, Honoring Intimates, since its founding in October 2017. Mr. Robinson has also served as the president of the translation ministry, Reformation Bible Society, since its founding in June 2020. He received a Bachelor of Science degree in criminology and criminal justice from Portland State University, and a Master of Arts degree in theological studies and Master of Divinity degree from Liberty Baptist Theological Seminary. Mr. Robinson is also a U.S. Army combat veteran of the U.S. Army Chaplaincy and a police academy graduate.

Kristin Nichol Robinson, Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer and Director. From January 2014 to January 2018, Ms. Robinson served as the chief operations officer of Narrow Gate Publishing, LLC, and has been the chief executive officer of the Company since its inception in January 2018. From January 2008 to March 2021, she worked in technical sales in the field of drug discovery software as an associate director with Schrodinger, Inc. since January of 2008. Prior to working at Schrodinger, Ms. Robinson worked in technical sales as an Account Manager for Wavefunction, from October 2005 to January 2008. From September 2002 to October 2005, Ms. Robinson worked as inside sales representative and office manager at the CAChe Group, Fujitsu. Ms. Robinson has also served as the chief executive officer of the Robinsons’ faith-based marital products business, Honoring Intimates, since its founding in October 2017. Ms. Robinson has also served as the vice president of the translation ministry, Reformation Bible Society, since its founding in June 2020. Ms. Robinson received a Bachelor of Science degree in chemistry from the University of Utah.

Directors

Rob Rodriguez, Director and vCTO. Mr. Rodriguez has been a vCTO for the Company since October of 2019 and a director of the Company since August 2020. He has also been the co-founder of Model Rocket, LLC, a private company that offers turn-key hardware and software development and project management services, since April 2015. From August 2016 to June 2018, he was the chief product officer for TerraSense, where he was responsible for the design and architecture of hardware products and software solutions. He was the chief architect at QWASI Technology & Innovation Labs from August 2006 to August 2016, where he was responsible for core product architecture. Mr. Rodriguez received a bachelor’s degree in counseling psychology from William Jessup University and also studied computer science and engineering at University of California, Davis. He also received a master’s degree in pastoral counseling/marriage and family counseling from Liberty University.

Jon Thies, Director and vCTO. Mr. Thies has been a vCTO for the Company since October of 2019 and a director of the Company since August 2020. He has also been the co-founder and chief technology officer of Model Rocket, LLC since September 2016. From January 2011 to September 2016, he was employed by QWASI Technology & Innovation Labs as the chief technology officer. He was the lead architect with Citrix Systems from December 2004 to June 2011. Citrix had acquired Net6, a company that he co-founded in November 2000 and worked with through the date of acquisition. Mr. Thies received a Bachelor of Science degree in computer science/engineering from Taylor University in 1994 and a Master of Science degree in computer science/engineering from the University of Pennsylvania in 1999.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

No compensation has been paid to officers or directors of the Company since its inception in January 2018.

Compensation of Directors

At this time, we do not compensate our directors for attendance at meetings. We reimburse our officers and directors for reasonable expenses incurred during the course of their performance. We have no long-term incentive plans.

14

Future Compensation

Compensation may be paid to our officers and directors once sufficient revenues support compensation.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of our Class A Voting Common Stock, our only voting securities, as of June 30, 2021 by (i) each person whom we know owned, beneficially, more than 10% of the outstanding shares of our common stock, and (ii) all of the current directors and executive officers as a group. We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

Name and address of beneficial owner (1)	Amount of nature of beneficial ownership (2)	Amount and nature of beneficial ownership acquirable	Percent of class(3)
Kristin Robinson	15,750,000	0	50.0%
William John Robinson III	15,750,000	0	50.0%
Rob Rodriguez	0	0	--
Jon Thies	0	0	--
All directors and officers as a group (4 persons)	31,500,000 (4)	0	100.0%

*less than 1%

(1)	The address of those listed is c/o Revival AI Inc., 10940 S Parker Rd, #872, Parker, Colorado 80134.

(2)	Unless otherwise indicated, all shares are owned directly by the beneficial owner.

(3)	Based on 31,500,000 shares of Class A Voting Common Stock outstanding prior to this offering.

The Company is offering Class B Non-Voting Common Stock in this offering. Model Rocket, LLC, a company owned and controlled by Rob Rodriguez and Jon Thies, owns the 3,500,000 shares of Class B Non-Voting Common Stock currently outstanding.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Narrow Gate Publishing, LLC and Ownership of Co-Founders

The patent titled “Methods and systems for on-demand publishing of religious works” was originally issued to Narrow Gate Publishing, LLC, an entity owned by the co-founders of the Company. The patent was transferred to the Company in June 2018 in consideration for the co-founders’ ownership in the Company, and all legal expenses related to the transfer and registration of the patent in the amount of $4,046 were capitalized to intangible assets of the Company.

15

Additional Capital Contributions

William and Kristin Robinson have contributed capital to the Company as follows:

$100; June 27, 2018

$2,150; November 12, 2019

$1,000; November 23, 2019

$2,150; November 26, 2019

$13,350; December 13, 2019

$45,375; December 24, 2019

$500; February 18, 2020

$100; February 19, 2020

$100; May 4, 2020

$10,000; July 17, 2020

$100; August 20, 2020

$200,000; September 2, 2020

$85,000; December 10, 2020

$45,000; June 25, 2021

Model Rocket, LLC

On October 28, 2019, the Company entered into an agreement with Model Rocket LLC to develop the software platform designed to provide print-ready Bibles using an artificial intelligence-driven engine that will allow users to design and format the Bible. Model Rocket agreed to provide the labor and development services at a reduced cost, estimated at 25% of the project, and to cap the cost of such services at $65,000. In return, the Company agreed to transfer 10% ownership of the Company contingent upon completion of the services, originally, by March 31, 2020.

On August 13, 2020, the Company and Model Rocket entered into an amendment to the agreement which extended the completion date to March 31, 2021 and called for the issuance of the ownership interest upon execution of the amendment. On March 31, 2021, the Company and Model Rocket entered into a further amendment to the agreement which extended the completion date to September 30, 2021. The ownership interest, which is evidenced by 3,500,000 shares of Class B Non-Voting Common Stock, shall revert back to the Company if the services are not completed by September 30, 2021.

Future Transactions

All future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from any unaffiliated third party. A majority of the independent, disinterested members of our board of directors will approve future affiliated transactions, and we will maintain at least two independent directors on our board of directors to review all material transactions with affiliates.

SECURITIES BEING OFFERED

Our authorized capital stock consists of 40,000,000 shares of Class A Voting common stock, 25,000,000 shares of Class B Non-Voting common stock, and 10,000,000 shares of preferred stock. As of the date of this Offering Circular, we had 31,500,000 shares of Class A Voting common stock, 3,500,000 shares of Class B Non-Voting common stock, and no shares of preferred stock outstanding.

The following is a summary of the rights of our capital stock as provided in our articles of incorporation and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the offering statement of which this offering circular is a part.

Common Stock

Voting Rights. The holders of the Class A Voting common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. The holders of the Class B Non-Voting common stock do not have any voting rights, except as otherwise required by the Colorado Business Corporation Act.

16

Dividends. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor as well as any distributions to the shareholders. The payment of dividends on the common stock will be a business decision to be made by our board of directors from time to time based upon results of our operations and our financial condition and any other factors that our board of directors considers relevant. Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock.

Absence of Other Rights or Assessments. Holders of common stock have no preferential, preemptive, conversion or exchange rights. There are no redemption or sinking fund provisions applicable to the common stock. When issued in accordance with our articles of incorporation and applicable law, shares of our common stock are fully paid and not liable to further calls or assessment by us.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our shareholders. Any shares of preferred stock so issued would likely have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our shareholders and may adversely affect the voting and other rights of the holders of our common stock. At present we have no plans to issue any additional shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our shareholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which such shareholders might receive a premium for their stock over the then market price of such stock. Our board presently does not intend to seek shareholder approval prior to the issuance of currently authorized stock, unless otherwise required by law.

Certain Anti-takeover Effects

All of the shares of Class A Voting common stock are held by the co-founders of the Company. Accordingly, this may have an anti-takeover effect and may delay or prevent a tender offer or other acquisition transaction that a shareholder might consider to be in his or her best interest. The co-founders also comprise two of the four members of the Company’s Board of Directors. The co-founders thus have the power to take virtually any action affecting the Company.

Transfer Agent and Registrar

KoreTransfer Integral Transfer Agency, 635 16th Street, Niagara Falls, New York 14301 is the transfer agent and registrar for our Class B Non-Voting common stock.

17

PLAN OF DISTRIBUTION

We are offering up to 20,000,000 shares of Class B Non-Voting common stock on a “best efforts” basis. There is no minimum amount the Company must receive before closing on any funds in this Offering. The offering will terminate at the earlier of (1) the date at which the maximum offering amount has been sold, (2) the date that is three years from the original qualification date of this offering, or (3) that date at which the offering is earlier terminated by the company at its sole discretion. At least every 12 months after the offering has been qualified by the United States Securities and Exchange Commission, the company will file a post-qualification amendment to include the company’s recent financial statements.

We have engaged Entoro Securities, LLC, which will charge as its fee 1% of the gross offering proceeds raised plus $10,000 as an advisory/consulting fee. This fee is deemed to be earned on SEC qualification of the offering statement of which this offering circular is a part and payable within five days of the first closing. In addition, we have advanced $10,000 to Entoro towards expenses, such as due diligence expenses, technology platform setup costs, and other support necessary prior to qualification of this offering. This advance is refundable to the extent not used. We have agreed to reimburse Entoro for all out-of-pocket expenses incurred in connection this engagement, including reasonable travel and amounts paid to outside professionals or experts retained in connection with Entoro’s performance under the engagement, up to a maximum of $30,000, with $15,000 being the maximum allocated for reimbursement for use of outside counsel. We have reimbursed Entoro its filing fee of $2,375 paid to the Financial Industry Regulatory Authority (FINRA) for a review of Entoro’s compensation for its services in connection with this offering, as well as $755 for the cost of background checks performed by Entoro on officers and directors of the Company. We have also agreed that if this offering is successfully completed, Entoro shall have the right of first refusal for a period of six months from the completion of this offering, to act as a placement agent on any public or private equity financing that we may undertake.

Entoro will post our offering on its OfferBoard platform, review subscription agreements for completeness, and also ensure that know-your-customer and anti-money laundering checks are performed on all subscribers. We will also use our existing website, www.revivalai.com, to provide notification of the offering. Persons who desire information will be directed to Revival’s website hosted through www.koreconx.com, a website owned and operated by an unaffiliated third party, KoreConX, that provides technology support to issuers engaging in equity crowdfunding efforts. KoreConX will outsource the anti-money laundering checks performed on subscribers and bill us that cost of approximately $0.63 per investor to us without markup. Entoro Securities makes use of KoreConX’s software in the context of processing investments. KoreConX is not an affiliate of Entoro Securities, LLC and is not related to any FINRA members. No compensation to be received by KoreConX in connection with this offering will be directed to participating FINRA members, their affiliates or associated persons.

To the extent that KoreConX engages other service providers on our behalf to assist with the offering, such costs will be billed to us without markup. We will pay KoreConX a monthly fee of $950 for transfer agent services and ongoing use of their shareholder management platform.

Revival employees are assisting with preparing the materials sent via email to persons who have submitted non-binding indications of interest. They also work with KoreConX in integrating their platform into Revival’s site developing the programming to be used for the actual investment process. They do not have direct telephone, email exchanges or other contact with persons interested in purchasing the offered securities, except to gather additional information or clarification from persons who have subscribed to purchase securities on the www.revivalai.com website.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the www.revivalai.com website.

Entoro’s OfferBoard and the www.revivalai.com website will be the exclusive means by which prospective investors may subscribe in this offering.

Subscription Process

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by wire transfer, ACH, or credit card. In addition to the subscription amount, investors will pay the processing cost for the wire transfer and ACH payments, which is $25.00 for a wire transfer and $1.50 for an ACH. Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead.

The investment limitation does not apply to accredited investors, as that term is defined in Regulation D Rule 501 under the Securities Act of 1933. An individual is an accredited investor if he/she meets one of the following criteria:

●	a natural person whose individual net worth, or joint net worth with the undersigned’s spouse, excluding the “net value” of his or her primary residence, at the time of this purchase exceeds $1,000,000 and having no reason to believe that net worth will not remain in excess of $1,000,000 for the foreseeable future, with “net value” for such purposes being the fair value of the residence less any mortgage indebtedness or other obligation secured by the residence, but subtracting such indebtedness or obligation only if it is a liability already considered in calculating net worth;

●	a natural person who has individual annual income in excess of $200,000 in each of the two most recent years or joint annual income with that person’s spouse in excess of $300,000 in each of those years and who reasonably expects an income in excess of those levels in the current year; or

●	a natural person holding in good standing a Series 7, Series 65, or Series 82 license.

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An entity other than a natural person is an accredited investor if it falls within any one of the following categories:

●	an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended, (i) if the decision to invest is made by a plan fiduciary which is either a bank, savings and loan association, insurance company, or registered investment adviser; (ii) if such employee benefit plan has total assets in excess of $5,000,000; or (iii) if it is a self-directed plan whose investment decisions are made solely by accredited investors;

●	a tax-exempt organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust, a partnership, or limited liability company, which was not formed for the specific purpose of acquiring the securities offered and which has total assets in excess of $5,000,000;

●	a trust, with total assets in excess of $5,000,000, which was not formed for the specific purpose of acquiring the securities offered, whose decision to purchase such securities is directed by a “sophisticated person” as described in Rule 506(b)(2)(ii) under Regulation D;

●	a family office with at least $5,000,000 in assets under management, which was not formed for the specific purpose of acquiring the securities offered, or a family client of a family office;

●	certain financial institutions such as banks and savings and loan associations, registered broker-dealers, insurance companies, registered investment companies, registered investment advisers, or exempt reporting investment advisers; or

●	an entity in which all of the equity owners are accredited investors.

The subscription agreement also requires prospective investors to acknowledge that they understand the illiquid nature of an investment in the Company.

All subscription funds will be deposited into an escrow account at Piermont Bank, New York, New York. A monthly fee of $25.00 will be waived if we maintain the minimum balance of $10,000 in the escrow account. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Tendered funds will remain in escrow until closing has occurred. Upon closing, funds tendered by investors will be made available to the Company for its use.

19

REVIVAL AI INC.

(FORMERLY REVIVAL AI LLC)

Financial Statements

for the

year ended December 31, 2020

and Independent Auditor’s Report

20

REVIVAL AI INC.

(FORMERLY REVIVAL AI LLC)

F-1

211 E 43rd st,
New York, NY 10017
Dimov Associates LLC	(212) 641-0673
CERTIFIED PUBLIC ACCOUNTANT FIRM	www.dimovtax.com

INDEPENDENT AUDITORS’ REPORT

To shareholders and management of Revival AI Inc. (formerly Revival AI LLC):

Report on the Financial Statements

We have audited the accompanying financial statements of Revival AI Inc. (formerly Revival AI LLC), which comprise the balance sheet as of December 31, 2020, and the related statement of operations, changes in owners’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Revival AI Inc. (formerly Revival AI LLC) as of December 31, 2020, and the related statement of operations, changes in owners’ equity, and cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

George Dimov, CPA

Dimov Associates LLC

New York, NY

July 8, 2021

F-2

REVIVAL AI INC.

(FORMERLY REVIVAL AI LLC)

BALANCE SHEET

AS OF DECEMBER 31, 2020

(in US Dollars)

December 31, 2020
ASSETS

Current assets
Bank	157,317
Total current assets	157,317

Long-term assets
Intangible assets	126,345
Total long-term assets	126,345

TOTAL ASSETS	283,662

TOTAL LIABILITIES AND EQUITY

Liabilities
Accounts Payable	7,836
Total Liabilities	7,836

Equity
Owners' investments	368,650
Accumulated deficit	(92,825)
Total Equity	275,825

TOTAL LIABILITIES AND EQUITY	283,662

The notes on pages F-7-F-13 form an integral part of the financial statements.

The independent auditors’ report is on page F-2.

F-3

REVIVAL AI INC.

(FORMERLY REVIVAL AI LLC)

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in US Dollars)

Further details on computation of loss per share are provided in Note 3.

Year ended December 31, 2020

Revenue	-

Expenses
Advertising and marketing	(37,182)
Legal and professional services	(46,876)
Charitable Donations	(300)
Subscriptions	(1,900)
Website	(1,666)
Services
Other expenses	(1,206)
Total expenses	(89,130)

Net loss before tax	(89,130)

Income tax expenses	-

Net loss for the year	(89,130)

Loss per share/unit (basic)	(89.12982)
Loss per share/unit (diluted)	(0.00671)

The notes on pages F-7-F-13 form an integral part of the financial statements.

The independent auditors’ report is on page F-2.

F-4

REVIVAL AI INC.

(FORMERLY REVIVAL AI LLC)

STATEMENT OF CHANGES IN OWNERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2020

(in US Dollars)

	Owners’ investment	Accumulated deficit	Total equity

As of January 1, 2020	72,850	(3,695)	69,155

Increase in owners' investments	295,800	-	295,800
Net loss for the period	-	(89,130)	(89,130)

As of December 31, 2020	368,650	(92,825)	275,825

The notes on pages F-7-F-13 form an integral part of the financial statements.

The independent auditors’ report is on page F-2.

F-5

REVIVAL AI INC.

(FORMERLY REVIVAL AI LLC)

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in US Dollars)

Year ended December 31, 2020
CASH FLOW FROM OPERATING ACTIVITIES

Net loss for the period	(89,130)

Additions to intangible assets	7,836

Net cash flows used in operating activities	(81,293)

CASH FLOW FROM INVESTING ACTIVITIES

Additions to intangible assets	(96,824)

Net cash flows used in investing activities	(96,824)

CASH FLOW FROM FINANCING ACTIVITIES

Increase in owner's investments	295,800

Net cash flows from investing activities	295,800

Net cash flow for the period	117,683

CASH AND CASH EQUIVALENTS at the beginning of the period	39,634
CASH AND CASH EQUIVALENTS at the end of the period	157,317

The notes on pages F-7-F-13 form an integral part of the financial statements.

The independent auditors’ report is on page F-2.

F-6

REVIVAL AI INC.

(FORMERLY REVIVAL AI LLC)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in US Dollars)

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General Information

Revival AI Inc. (formerly Revival AI LLC) (“the Corporation”) is a Colorado corporation which was initially established as a limited liability company on January 29, 2018. On August 14, 2020, the owners of the Corporation agreed to convert the entity from a limited liability company into a corporation under the laws of the State of Colorado and change the name to “Revival AI Inc.”. The statement of conversion was filed with the Colorado Secretary of State on August 21, 2020.

The Corporation has been developing a technology to provide print-ready Bibles through an artificial intelligence-driven, auto-customizing platform that enables user adjusted Bible design and formatting. Estimated date of completion of the platform is September 30, 2021.

Ownership of the Corporation as of the date of issue of these financial statements is presented as follows:

Stockholder name	Class A – voting common shares	Class B – non-non-voting common shares	Total shares owned	Ownership share

William John Robinson III	15,750,000	-	15,750,000	45%
Kristin Robinson	15,750,000	-	15,750,000	45%
Model Rocket LLC	-	3,500,000	3,500,000	10%

	31,500,000	3,500,000	35,000,000	100%

The financial statements were authorized for issue by the management of the Corporation on July 8, 2021.

Statement of compliance

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. These financial statements are presented in US Dollars, unless otherwise indicated. These financial statements have been prepared under the historical cost convention.

Use of estimates and assumptions

The preparation of financial statements conforms to accounting principles generally accepted in the United States of America (“US GAAP”). Those principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty in making those estimates, actual results reported in future periods could differ from such estimates.

F-7

Going concern

The Corporation’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations and to obtain additional capital financing from its owners and/or third parties.

The Corporation’s management has made an assessment of the Corporation’s ability to continue as a going concern and is satisfied that the Corporation has the resources to continue its operations for the foreseeable future.

On June 25, 2021, the directors of the Corporation invested additional $45,000 into the equity of the entity in the form of a cash deposit to finance its operations. In addition, since March 2021 the Corporation have received investment capital that the management plans to re-invest in marketing to propel its Regulation A campaign and raise the funds for its facility.

Expenses recognition

Expenses are accounted for at the time the actual flow of the related goods or services occur, regardless of when cash or their equivalent are paid, and are reported in the financial statements in the period to which they relate.

Advertising Costs

Advertising costs are expensed as incurred and included in administrative expenses.

Related parties

A party is considered to be related to the Corporation if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Corporation. Related parties also include principal owners of the Corporation, its management, members of the immediate families of principal owners of the Corporation and its management and other parties with which the Corporation may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Intangible assets

An intangible asset is an identifiable non-monetary asset without physical substance. It is identifiable when it is separable, i.e. is capable of being separated or divided from the Group, or when it arises from contractual or other legal rights.

Intangible assets acquired or developed internally are initially measured at cost. The cost of an acquired intangible asset comprises its purchase price, import duties, and non-refundable purchase taxes, after deducting trade discounts and rebates, and any directly attributable cost of preparing the asset for its intended use. Subsequent expenditure on intangible assets is capitalized only if it is probable that it will increase the future economic benefits associated with the specific asset. Other expenditure is recognized in profit or loss as incurred.

After initial recognition, intangible assets are measured at cost less accumulated amortization and impairment losses, if any. Intangible assets are amortized on a straight-line basis over their estimated useful lives, which do not exceed the contractual period, if any.

F-8

Research and Development costs

Research costs are recognized in profit or loss in the period in which they are incurred.

Development costs comprise employee expenses, the cost of materials and services directly attributable to the projects, and an appropriate share of directly attributable fixed costs including, and where applicable, borrowing costs. The intangible assets are amortized as from the moment they are available for use, i.e. when they are in the location and condition necessary for them to be capable of operating in the manner intended by management. Development costs which do not satisfy the above conditions are recognized in profit or loss as incurred.

Impairment of intangible assets

On each balance sheet date, the Corporation reviews the carrying amounts of its intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is impossible to estimate the recoverable amount of an individual asset, the Corporation estimates the recoverable amount of the cash-generating unit to which the asset belongs.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. Impairment losses are recognized as expenses immediately.

Cash and cash equivalents

The Corporation considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Fair value measurements

FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Corporation. Unobservable inputs are inputs that reflect the Corporation’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the Corporation has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

F-9

Level 3 – Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the Corporation, such as cash and cash equivalents, accounts receivable, inventory, prepaid expenses and other current assets, accounts payable and accrued expenses and other current liabilities, approximate fair value due to their relatively short maturities. The carrying value of the Corporation’s short-term bank loan approximates their fair value as the terms of the borrowing are consistent with current market rates and the duration to maturity is short.

New accounting pronouncements

a) ASU 2016-02, Leases (Topic 842)

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize right-of-use assets and lease liability, initially measured at present value of the lease payments, on its balance sheet for leases with terms longer than 12 months and classified as either financing or operating leases. The new standard is effective for the Corporation’s reporting year starting from January 1, 2021.

The Corporation did not elect an early adoption option and has not analyzed potential effect of adoption of this standard on its financial statements.

2.	INTANGIBLE ASSETS

As of December 31, 2020, intangible assets consisted of the following:

Software development	88,086
Machinery development	30,221
Patents	8,039
Total intangible assets	126,345

Software under development

Software development expenses consist of expenses incurred by the Corporation during the development of a platform designed to provide print-ready Bibles using artificial intelligence-driven engine that will allow users to design and format the Bible. Development of the platform is performed by Model Rocket LLC, a Nevada limited liability Company.

On October 28, 2019 the Company entered into an agreement with Model Rocket LLC. As per the agreement Model Rocket LLC agreed to provide the labor and development services at a reduced cost, estimated at 25% of the project. Furthermore, both parties agreed that total amount of payments by Revival AI Inc. (formerly Revival AI LLC) would not exceed $65,000. All expenses above this amount will be covered by Model Rocket LLC until final delivery of the platform.

In return for this, Revival AI Inc. (formerly Revival AI LLC) agreed to transfer 10% of ownership of the entity to Model Rocket LLC contingent on completion of the final product. 10% ownership is represented by shares of Class B non-voting common stock of Revival AI Inc. (formerly Revival AI LLC) after the conversion of the entity from a limited liability company to a corporation.

F-10

Machinery under development

Machinery development expenses consist of expenses incurred by the Corporation during the development of 1000 custom binding machines. Engineering and design of the machinery is performed by Seifert Technologies Inc., an Ohio engineering corporation.

Patent

The Corporation owns a patent titled “Methods and systems for on-demand publishing of religious works”. The patent application was filed on September 16, 2016 and was given U.S. Application No. 15/129,637. This patent was transferred to the Corporation from Narrow Gate Publishing LLC, an entity owned by the founders of Revival AI Inc. (formerly Revival AI LLC), in June 2018. The Corporation’s European patent application No. US20150225559W titled “Methods and systems for on-demand publishing of religious works” was filed on March 25, 2015 and published on October 1, 2015. This patent was transferred to the Corporation from Narrow Gate Publishing LLC. All legal expenses related to the transfer and registration of the patent in the amount $8,039 were capitalized to intangible assets of the Corporation. Depreciation of the patent will start after the completion of the platform.

Using the patented custom Bible interface, readers will be able to choose a translation, paragraph or line-by-line layout, double or single column, interlinear format, text font and size, study notes, cross-references, devotional tools, creeds, additional note pages, and add a personalized blessing.

3.	LOSS PER SHARE

On October 28, 2019 the Corporation entered into an agreement with Model Rocket LLC to receive the labor and development services at a reduced cost and to transfer 10% of ownership of the entity to Model Rocket LLC contingent on completion of the final product (Note 2). The statement of conversion was filed with the Colorado Secretary of State on August 21, 2020 (Note 1). Number of common units and shares of the Corporation before and after the conversion is presented in Note 5.

The following table provides the loss per share computation details for the year ended December 31, 2020:

Year ended December 31, 2020

Net loss for the year	$(89,130)

Computation of basic loss per share/unit:
Average number of units for the year	1,000
Loss per share/unit (basic):	$(89.1298)

Computation of diluted loss per share/unit:
Weighted-average number of shares/units for the year assuming the conversion from LLC to Corporation took place on August 14, 2020	13,292,970
Loss per share/unit (diluted):	$(0.0067)

F-11

Weighted-average number of shares for the calculation of diluted loss per share is provided in the following table:

Period	Number of shares/units

January 1, 2020 – August 14, 2020 (227 days)	1,000
August 15, 2020 – December 31, 2020 (139 days)	35,000,000

Weighted-average number of shares for the year ended December 31, 2020	13,292,970

4.	COMMITMENT AND CONTINGENCIES

Capital expenditure commitments

As of December 31, 2020 the Corporation had no capital expenditure commitments.

Lease commitments

As of December 31, 2020 the Corporation had no lease commitments.

Legal issues

From time to time, the Corporation may be subject to routine litigation, claims, or disputes in the ordinary course of business. Management is not aware of any pending or threatened claims, actions or proceedings against the Corporation, and cannot predict the outcome of any potential future litigation or environmental claim with certainty.

5.	CONVERSION FROM LLC TO CORPORATION

On August 14, 2020, the owners of the entity agreed to convert the entity from a limited liability company into a corporation under the laws of the State of Colorado and change the name to “Revival AI Inc.”. The statement of conversion was filed with the Colorado Secretary of State on August 21, 2020.

Before the conversion, the structure of shareholders was as follows:

Name	Position	Common units	Ownership share

Kristin Robinson	Company manager	500	50%
William J. Robinson III	Company manager	500	50%

		1,000	100%

F-12

As of the date of issue of these financial statements, the new structure of shareholders is as follows:

Stockholder name	Class A – voting common shares	Class B – non-non-voting common shares	Total stocks owned	Ownership share

William John Robinson III	15,750,000	-	15,750,000	45%
Kristin Robinson	15,750,000	-	15,750,000	45%
Model Rocket LLC	-	3,500,000	3,500,000	10%

	31,500,000	3,500,000	35,000,000	100%

Conversion ratio of the common units to common shares was 1 to 35,000 (1:35,000).

6.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date that the financial statements were available to be issued, which is July 8, 2021.

Additional investments by owners and third parties

On June 25, 2021, the directors of the Corporation invested additional $45,000 into the equity of the entity in the form of a cash deposit to finance its operations. In addition, since March 2021 the Corporation have received investment capital that the management plans to re-invest in marketing to propel its Regulation A campaign and raise the funds for its facility.

Other events

All subsequent events requiring recognition as of December 31, 2020 have been incorporated into these financial statements and there are no other subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events”.

7.	APPROVAL OF FINANCIAL STATEMENTS

Financial statements have been approved by management of the Corporation and authorized for issue on July 8, 2021.

F-13

FINANCIAL STATEMENTS

F-14

GEORGE DIMOV CPA CERTIFIED PUBLIC ACCOUNTANT	181 E Houston Street #4e, New York, NY 10002 (212) 641-0673 www.dimovtax.com

INDEPENDENT AUDITORS’ REPORT

To shareholders and management of Revival AI Inc. (formerly Revival AI LLC):

Report on the Financial Statements

We have audited the accompanying financial statements of Revival AI Inc. (formerly Revival AI LLC) which comprise the balance sheet as of December 31, 2018, 2019 and June 30, 2020, and the related statement of operations, changes in owners’ equity, and cash flows for the years ended December 31, 2018 and 2019 and for 6 months ended June 30, 2020 and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Revival AI Inc. (formerly Revival AI LLC) as of as of December 31, 2018, 2019 and June 30, 2020, and the related statement of operations, changes in owners’ equity, and cash flows for the years ended December 31, 2018 and 2019 and for 6 months ended June 30, 2020 in accordance with accounting principles generally accepted in the United States of America.

/s/ George Dimov

George Dimov CPA
New York, NY
December 10, 2020

F-15

REVIVAL AI INC.

(FORMERLY REVIVAL AI LLC)

BALANCE SHEET

AS OF DECEMBER 31, 2018, DECEMBER 31, 2019 AND JUNE 30, 2020

(in US Dollars)

	December 31, 2018	December 31, 2019	June 30, 2020
ASSETS

Current assets
Bank	65	39,634	109
Total current assets	65	39,634	109

Long-term assets
Intangible assets	4,046	29,521	69,046
Total long-term assets	4,046	29,521	69,046

TOTAL ASSETS	4,111	69,155	69,155

TOTAL LIABILITIES AND EQUITY

Equity
Owners’ investments	4,146	72,850	73,537
Accumulated deficit	(35)	(3,695)	(4,382)
Total Equity	4,111	69,155	69,155

TOTAL LIABILITIES AND EQUITY	4,111	69,155	69,155

The notes on pages F-23 to F-29 form an integral part of the financial statements.

The independent auditors’ report is on page F-15.

F-16

REVIVAL AI INC.
(FORMERLY REVIVAL AI LLC)

STATEMENT OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

(in US Dollars)

	Year ended December 31, 2018	Year ended December 31, 2019

Revenue	-	-

Expenses
Legal and professional services	(25)	(3,352)
Other expenses	(10)	(308)
Total expenses	(35)	(3,660)

Net loss before tax	(35)	(3,660)

Income tax expenses	-	-

Net loss for the year	(35)	(3,660)

Loss per share/unit (basic):	$(0.04)	$(3.66)

Loss per share/unit (diluted):	n/a	$(0.00)

Further details on computation of loss per share are provided in Note 3.

The notes on pages F-23 to F-29 form an integral part of the financial statements.

The independent auditors’ report is on page F-15.

F-17

REVIVAL AI INC.
(FORMERLY REVIVAL AI LLC)

STATEMENT OF OPERATIONS

FOR 6 MONTHS ENDED JUNE 30, 2019 AND 2020

(in US Dollars)

	6 months ended June 30, 2019 (unaudited)	6 months ended June 30, 2020

Revenue	-	-

Expenses
Legal and professional services	(1,500)	(508)
Other expenses	(307)	(179)
Total expenses	(1,807)	(687)

Net loss before tax	(1,807)	(687)

Income tax expenses	-	-

Net loss for the period	(1,807)	(687)

Loss per share/unit (basic):	$(1.81)	$(0.69)

Loss per share/unit (diluted):	n/a	$(0.00)

Further details on computation of loss per share are provided in Note 3.

The notes on pages F-23 to F-29 form an integral part of the financial statements.

The independent auditors’ report is on page F-15.

F-18

REVIVAL AI INC.
(FORMERLY REVIVAL AI LLC)

STATEMENT OF CHANGES IN OWNERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

(in US Dollars)

	Owners’ investments	Accumulated deficit	Total equity

As of January 1, 2018	-	-	-

Increase in owners’ investments	4,146	-	4,146
Net loss for the year	-	(35)	(35)

As of December 31, 2018	4,146	(35)	4,111

Increase in owners’ investments	68,704	-	68,704
Net loss for the year	-	(3,660)	(3,660)

As of December 31, 2019	72,850	(3,695)	69,155

The notes on pages F-23 to F-29 form an integral part of the financial statements.

The independent auditors’ report is on page F-15.

F-19

REVIVAL AI INC.
(FORMERLY REVIVAL AI LLC)

STATEMENT OF CHANGES IN OWNERS’ EQUITY

FOR 6 MONTHS ENDED JUNE 30, 2019 AND 2020

(in US Dollars)

	Owners’ investment	Accumulated deficit	Total equity

As of December 31, 2018	4,146	(35)	4,111

Increase in owners’ investments	1,807	-	1,807
Net loss for the period	-	(1,807)	(1,807)

As of June 30, 2019 (unaudited)	5,953	(1,842)	4,111

As of December 31, 2019	72,850	(3,695)	69,155

Increase in owners’ investments	687	-	687
Net loss for the period	-	(687)	(687)

As of June 30, 2020	73,537	(4,382)	69,155

The notes on pages F-23 to F-29 form an integral part of the financial statements.

The independent auditors’ report is on page F-15.

F-20

REVIVAL AI INC.
(FORMERLY REVIVAL AI LLC)

STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

(in US Dollars)

	Year ended December 31, 2018	Year ended December 31, 2019
CASH FLOW FROM OPERATING ACTIVITIES

Net loss for the year	(35)	(3,660)

Net cash flows used in operating activities	(35)	(3,660)

CASH FLOW FROM INVESTING ACTIVITIES

Additions to intangible assets	(4,046)	(25,475)

Net cash flows used in investing activities	(4,046)	(25,475)

CASH FLOW FROM FINANCING ACTIVITIES

Increase in owner’s investments	4,146	68,704

Net cash flows from investing activities	4,146	68,704

Net cash flow for the year	65	39,569

CASH AND CASH EQUIVALENTS at the beginning of the year	-	65
CASH AND CASH EQUIVALENTS at the end of the year	65	39,634

The notes on pages F-23 to F-29 form an integral part of the financial statements.

The independent auditors’ report is on page F-15.

F-21

REVIVAL AI INC.
(FORMERLY REVIVAL AI LLC)

STATEMENT OF CASH FLOWS

FOR 6 MONTHS ENDED JUNE 30, 2019 AND 2020

(in US Dollars)

	6 months ended June 30, 2019	6 months ended June 30, 2020
	(unaudited)
CASH FLOW FROM OPERATING ACTIVITIES

Net loss for the period	(1,807)	(687)

Net cash flows used in operating activities	(1,807)	(687)

CASH FLOW FROM INVESTING ACTIVITIES

Additions to intangible assets	-	(39,525)

Net cash flows used in investing activities	-	(39,525)

CASH FLOW FROM FINANCING ACTIVITIES

Increase in owner’s investments	1,807	687

Net cash flows from investing activities	1,807	687

Net cash flow for the period	-	(39,525)

CASH AND CASH EQUIVALENTS at the beginning of the period	65	39,634
CASH AND CASH EQUIVALENTS at the end of the period	65	109

The notes on pages F-23 to F-29 form an integral part of the financial statements.

The independent auditors’ report is on page F-15.

F-22

REVIVAL AI INC.

(FORMERLY REVIVAL AI LLC)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019,

AND FOR 6 MONTHS ENDED JUNE 30, 2020

(in US Dollars)

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General Information

Revival AI Inc. (formerly Revival AI LLC) (the “Corporation”) is a Colorado corporation which was initially established as a limited liability company on January 29, 2018. On August 14, 2020, the owners of the Corporation agreed to convert the entity from a limited liability company into a corporation under the laws of the State of Colorado and change the name to “Revival AI Inc.”. The statement of conversion was filed with the Colorado Secretary of State on August 21, 2020.

The Corporation has been developing a technology to provide print-ready Bibles through an artificial intelligence-driven, auto-customizing platform that enables user adjusted Bible design and formatting. Estimated date of completion of the platform is March 31, 2021.

Ownership of the Corporation as of the date of issue of these financial statements is presented as follows:

Stockholder name	Class A – voting common shares	Class B – non-non-voting common shares	Total stocks owned	Ownership share

William John Robinson III	15,750,000	-	15,750,000	45%
Kristin Robinson	15,750,000	-	15,750,000	45%
Model Rocket LLC	-	3,500,000	3,500,000	10%

	31,500,000	3,500,000	35,000,000	100%

The financial statements were authorized for issue by the management of the Corporation on December 10, 2020.

Statement of compliance

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. These financial statements are presented in US Dollars, unless otherwise indicated. These financial statements have been prepared under the historical cost convention.

Use of estimates and assumptions

The preparation of financial statements conforms to accounting principles generally accepted in the United States of America (“US GAAP”). Those principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty in making those estimates, actual results reported in future periods could differ from such estimates.

F-23

Going concern

The Corporation’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations and to obtain additional capital financing from its owners and/or third parties.

The Corporation’s management has made an assessment of the Corporation’s ability to continue as a going concern and is satisfied that the Corporation has the resources to continue its operations for the foreseeable future.

On September 4, 2020, the owners of the Corporation have invested an additional $200,000 into the equity of the entity in the form of a cash deposit to finance its operations. On December 10, 2020, the owners of the Corporation invested an additional $85,000 into the equity of the entity in the form of a cash deposit to finance its operations (see Note 5 “Subsequent Events”).

Interim financial statements

Management of the Corporation included all necessary adjustments in order to make the interim financial statements not misleading.

Expenses recognition

Expenses are accounted for at the time the actual flow of the related goods or services occur, regardless of when cash or their equivalent are paid, and are reported in the financial statements in the period to which they relate.

Advertising Costs

Advertising costs are expensed as incurred and included in administrative expenses.

Related parties

A party is considered to be related to the Corporation if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Corporation. Related parties also include principal owners of the Corporation, its management, members of the immediate families of principal owners of the Corporation and its management and other parties with which the Corporation may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Intangible assets

An intangible asset is an identifiable non-monetary asset without physical substance. It is identifiable when it is separable, i.e. is capable of being separated or divided from the Group, or when it arises from contractual or other legal rights.

Intangible assets acquired or developed internally are initially measured at cost. The cost of an acquired intangible asset comprises its purchase price, import duties, and non-refundable purchase taxes, after deducting trade discounts and rebates, and any directly attributable cost of preparing the asset for its intended use. Subsequent expenditure on intangible assets is capitalized only if it is probable that it will increase the future economic benefits associated with the specific asset. Other expenditure is recognized in profit or loss as incurred.

After initial recognition, intangible assets are measured at cost less accumulated amortization and impairment losses, if any. Intangible assets are amortized on a straight-line basis over their estimated useful lives, which do not exceed the contractual period, if any.

F-24

Research and Development costs

Research costs are recognized in profit or loss in the period in which they are incurred.

Development costs comprise employee expenses, the cost of materials and services directly attributable to the projects, and an appropriate share of directly attributable fixed costs including, and where applicable, borrowing costs. The intangible assets are amortized as from the moment they are available for use, i.e. when they are in the location and condition necessary for them to be capable of operating in the manner intended by management. Development costs which do not satisfy the above conditions are recognized in profit or loss as incurred.

Impairment of intangible assets

On each balance sheet date, the Corporation reviews the carrying amounts of its intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is impossible to estimate the recoverable amount of an individual asset, the Corporation estimates the recoverable amount of the cash-generating unit to which the asset belongs.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. Impairment losses are recognized as expenses immediately.

Cash and cash equivalents

The Corporation considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Fair value measurements

FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Corporation. Unobservable inputs are inputs that reflect the Corporation’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the Corporation has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

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Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the Corporation, such as cash and cash equivalents, accounts receivable, inventory, prepaid expenses and other current assets, accounts payable and accrued expenses and other current liabilities, approximate fair value due to their relatively short maturities. The carrying value of the Corporation’s short-term bank loan approximates their fair value as the terms of the borrowing are consistent with current market rates and the duration to maturity is short.

New accounting pronouncements

a) ASU 2016-02, Leases (Topic 842)

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize right-of-use assets and lease liability, initially measured at present value of the lease payments, on its balance sheet for leases with terms longer than 12 months and classified as either financing or operating leases. The new standard is effective for the Corporation’s reporting year starting from January 1, 2021.

The Corporation did not elect an early adoption option and has not analyzed the potential effect of adoption of this standard on its financial statements.

1.	INTANGIBLE ASSETS

As of December 31, 2018, 2019 and June 30, 2020, intangible assets consisted of the following:

	December 31, 2018	December 31, 2019	June 30, 2020

Software under development	-	25,475	65,000
Patent	4,046	4,046	4,046

	4,046	29,521	69,046

Software under development

Software development expenses consist of expenses incurred by the Corporation during the development of a platform designed to provide print-ready Bibles using artificial intelligence-driven engine that will allow users to design and format the Bible. Development of the platform is performed by Model Rocket LLC, a Nevada limited liability company.

On October 28, 2019 the Corporation entered into an agreement with Model Rocket LLC. As per the agreement Model Rocket LLC agreed to provide the labor and development services at a reduced cost, estimated at 25% of the project. Furthermore, both parties agreed that total amount of payments by Revival AI Inc. (formerly Revival AI LLC) would not exceed $65,000. All expenses above this amount will be covered by Model Rocket LLC until final delivery of the platform.

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In return for this, Revival AI Inc. (formerly Revival AI LLC) agreed to transfer 10% of ownership of the entity to Model Rocket LLC contingent on completion of the final product. 10% ownership is represented by shares of Class B non-voting common stock of Revival AI Inc. (formerly Revival AI LLC) after the conversion of the Corporation from a limited liability company to a corporation.

Patent

The Corporation owns a patent titled “Methods and systems for on-demand publishing of religious works”. The patent application was filed on September 16, 2016 and was given U.S. Application No. 15/129,637. This patent was transferred to the Corporation from Narrow Gate Publishing LLC, an entity owned by the founders of Revival AI Inc. (formerly Revival AI LLC), in June 2018. All legal expenses related to the transfer and registration of the patent in the amount $4,046 were capitalized to intangible assets of the Corporation. Depreciation of the patent will start after the completion of the platform.

Using the patented, custom Bible interface, readers will be able to choose a translation, paragraph or line-by-line layout, double or single column, interlinear format, text font and size, study notes, cross-references, devotional tools, creeds, additional note pages, and add a personalized blessing.

2.	LOSS PER SHARE

On October 28, 2019 the Corporation entered into an agreement with Model Rocket LLC to receive the labor and development services at a reduced cost and to transfer 10% of ownership of the entity to Model Rocket LLC contingent on completion of the final product (Note 2). The statement of conversion was filed with the Colorado Secretary of State on August 21, 2020 (Note 1). Number of common units and shares of the Corporation before and after the conversion is presented in Note 5.

The following table provides the loss per share computation details for the years ended December 31, 2018 and 2019:

	Year ended December 31, 2018	Year ended December 31, 2019

Net loss for the year	$(35)	$(3,660)

Computation of basic loss per share/unit:
Average number of units for the year	1,000	1,000
Loss per share/unit (basic):	$(0.04)	$(3.66)

Computation of diluted loss per share/unit:
Weighted-average number of shares/units for the year assuming the conversion from LLC to Corporation took place on October 28, 2019	n/a	6,137,811
Loss per share/unit (diluted):	n/a	$(0.00)

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Weighted-average number of shares for the calculation of diluted loss per share is provided in the following table:

Period	Number of shares/units

January 1, 2019 – October 28, 2019 (301 days)	1,000
October 28, 2019 – December 31, 2019 (64 days)	35,000,000

Weighted-average number of shares for the year ended December 31, 2019	6,137,811

The following table provides the loss per share computation details for 6 months ended June 30, 2019 and 2020:

	6 months ended June 30, 2019 (unaudited)	6 months ended June 30, 2020

Net loss for the period	$(1,807)	$(687)

Computation of basic loss per share/unit:
Average number of units for the period	1,000	1,000
Loss per share/unit (basic):	$(1.81)	$(0.69)

Computation of diluted loss per share/unit:
Weighted-average number of shares/units for the year assuming the conversion from LLC to Corporation took place on October 28, 2019	n/a	35,000,000
Loss per share/unit (diluted):	n/a	$(0.00)

3.	COMMITMENT AND CONTINGENCIES

Capital expenditure commitments

As of June 30, 2020 the Corporation had no capital expenditure commitments.

Lease commitments

As of June 30, 2020 the Corporation had no lease commitments.

Legal issues

From time to time, the Corporation may be subject to routine litigation, claims, or disputes in the ordinary course of business. Management is not aware of any pending or threatened claims, actions or proceedings against the Corporation, and cannot predict the outcome of any potential future litigation or environmental claim with certainty.

4.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date that the financial statements were available to be issued, which is December 10, 2020.

Transformation from LLC to Corporation

On August 14, 2020, the owners of the entity agreed to convert the entity from a limited liability company into a corporation under the laws of the State of Colorado and change the name to “Revival AI Inc.”. The statement of conversion was filed with the Colorado Secretary of State on August 21, 2020.

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As of the reporting dates and before the conversion, the structure of shareholders was as follows:

Name	Position	Common units	Ownership share

Kristin Robinson	Company manager	500	50%
William J. Robinson III	Company manager	500	50%

		1,000	100%

As of the date of issue of these financial statements, the new structure of shareholders is as follows:

Stockholder name	Class A – voting common shares	Class B – non-non-voting common shares	Total stocks owned	Ownership share

William John Robinson III	15,750,000	-	15,750,000	45%
Kristin Robinson	15,750,000	-	15,750,000	45%
Model Rocket LLC	-	3,500,000	3,500,000	10%

	31,500,000	3,500,000	35,000,000	100%

Conversion ratio of the common units to common shares was 1 to 35,000 (1:35,000).

Additional investments by owners

On September 4, 2020, the directors of the Corporation invested additional $200,000 into the equity of the entity in the form of a cash deposit to finance its operations. On December 10, 2020, the directors of the Corporation invested additional $85,000 into the equity of the entity in the form of a cash deposit to finance its operations.

Other events

All subsequent events requiring recognition as of June 30, 2020 have been incorporated into these financial statements and there are no other subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events”.

6.	APPROVAL OF FINANCIAL STATEMENTS

Financial statements have been approved by management of the Corporation and authorized for issue on December 10, 2020.

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PART III

Item 16.	Index to Exhibits

Item 17 Number	Exhibit
1.1	Placement Agent Agreement with Entoro Securities, LLC (1)
2.1	Articles of Incorporation (1)
2.2	Bylaws (1)
4.1	Form of Subscription Agreement
6.1	Services and Membership Purchase Agreement: Model Rocket (2)
6.2	First Amendment to Services and Membership Purchase Agreement (1)
6.3	Transfer Agency and Registrarship Agreement USA Market dated September 22, 2020 with KoreTransfer (1)
6.4	Seifert Technologies, Inc. proposal dated August 28, 2020 (2)
6.5	Publishing Agreement with DeDonato Enterprises LLC dated October 18, 2019 (2)
6.6	Publishing Agreement with Iglesia Bautista Biblica de la Gracia dated January 13, 2020 (2)
6.7	Assignment between Narrow Gate Publishing, LLC and Revival AI LLC (1)
6.8	Second Amendment to Model Rocket Agreement
7.1	Plan of Conversion (1)
8.1	Form of Escrow Agreement
11.1	Consent of George Dimov CPA
12.1	Opinion of CrowdCheck Law LLP
13.1	Testing the waters materials – screenshots from revivalai.com (1)
13.2	Testing the waters materials – slide presentation (1)
13.3	Testing the waters materials – script for video (1)

(1)	Previously filed
(2)	Portions of this exhibit have been omitted pursuant to a request for confidential treatment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parker, State of Colorado, on July 19, 2021.

REVIVAL AI INC.

By:	/s/ Kristin Robinson
Kristin Robinson, CEO

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kristin Robinson	CEO and Director (Principal Executive, Financial and Accounting Officer)	July 19, 2021
Kristin Robinson

/s/ William J. Robinson III	Chief Visionary Officer and Director	July 19, 2021
William J. Robinson III

/s/ Rob Rodriguez	Director	July 19, 2021
Rob Rodriguez

/s/ Jon Thies	Director	July 19, 2021
Jon Thies